CUSIP No. 543881106	13G	Page 1 of 23 Pages

SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
SCHEDULE 13G (Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
Loral Space & Communications Inc. (Name of Issuer)
Voting common stock, par value $0.01 per share (Title of Class of Securities)
543881106 (CUSIP Number)
October 9, 2014 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

CUSIP No. 543881106	13G	Page 2 of 23 Pages

1.	NAME OF REPORTING PERSON	Highland Capital Management Services, Inc.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	369,700
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	369,700
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	369,700
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	1.7%
12.		TYPE OF REPORTING PERSON	IV, CO

CUSIP No. 543881106	13G	Page 3 of 23 Pages

1.	NAME OF REPORTING PERSON	Highland Capital Management, L.P.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	1,650,900
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	1,650,900
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,650,900
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	7.7%
12.		TYPE OF REPORTING PERSON	IC, PN

CUSIP No. 543881106	13G	Page 4 of 23 Pages

1.	NAME OF REPORTING PERSON	Highland Select Equity Master Fund, L.P.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	964,500
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	964,500
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	964,500
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	4.5%
12.		TYPE OF REPORTING PERSON	IV, PN

CUSIP No. 543881106	13G	Page 5 of 23 Pages

1.	NAME OF REPORTING PERSON	Highland Select Equity Fund GP, L.P.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	964,500
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	964,500
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	964,500
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	4.5%
12.		TYPE OF REPORTING PERSON	IA, PN

CUSIP No. 543881106	13G	Page 6 of 23 Pages

1.	NAME OF REPORTING PERSON	Highland Select Equity GP, LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	964,500
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	964,500
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	964,500
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	4.5%
12.		TYPE OF REPORTING PERSON	IA, OO

CUSIP No. 543881106	13G	Page 7 of 23 Pages

1.	NAME OF REPORTING PERSON	Highland Global Allocation Funds
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	70,075
	6.	SHARED VOTING POWER	0
	7.	SOLE DISPOSITIVE POWER	70,075
	8.	SHARED DISPOSITIVE POWER	0
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	70,075
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.3%
12.		TYPE OF REPORTING PERSON	IV, OO

CUSIP No. 543881106	13G	Page 8 of 23 Pages

1.	NAME OF REPORTING PERSON	Highland Capital Management Fund Advisors, L.P.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	70,075
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	70,075
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	70,075
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.3%
12.		TYPE OF REPORTING PERSON	IA, PN

CUSIP No. 543881106	13G	Page 9 of 23 Pages

1.	NAME OF REPORTING PERSON	Strand Advisors XVI, Inc.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	70,075
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	70,075
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	70,075
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.3%
12.		TYPE OF REPORTING PERSON	HC, CO

CUSIP No. 543881106	13G	Page 10 of 23 Pages

1.	NAME OF REPORTING PERSON	Strand Advisors, Inc.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	1,650,900
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	1,650,900
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,650,900
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	7.7%
12.		TYPE OF REPORTING PERSON	HC, CO

CUSIP No. 543881106	13G	Page 11 of 23 Pages

1.	NAME OF REPORTING PERSON	NexPoint Credit Strategies Fund
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	39,684
	6.	SHARED VOTING POWER	0
	7.	SOLE DISPOSITIVE POWER	39,684
	8.	SHARED DISPOSITIVE POWER	0
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	39,684
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.2%
12.		TYPE OF REPORTING PERSON	IV, OO

CUSIP No. 543881106	13G	Page 12 of 23 Pages

1.	NAME OF REPORTING PERSON	NexPoint Advisors, L.P.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	39,684
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	39,684
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	39,684
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.2%
12.		TYPE OF REPORTING PERSON	IA, PN

CUSIP No. 543881106	13G	Page 13 of 23 Pages

1.	NAME OF REPORTING PERSON	NexPoint Advisors GP, LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	39,684
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	39,684
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	39,684
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.2%
12.		TYPE OF REPORTING PERSON	HC, OO

CUSIP No. 543881106	13G	Page 14 of 23 Pages

1.	NAME OF REPORTING PERSON	James D. Dondero
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	2,130,359
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	2,130,359
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,130,359
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	9.9%
12.		TYPE OF REPORTING PERSON	HC, IN

CUSIP No. 543881106	13G	Page 15 of 23 Pages

SCHEDULE 13G

This Schedule 13G (this “Schedule 13G”) is being filed on behalf of Highland Capital Management Services, Inc., a Delaware corporation (“Highland Services”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Highland Select Equity Master Fund, L.P., a Bermuda limited partnership (the “Master Fund”), Highland Select Equity Fund GP, L.P. (“Highland Select Fund GP”), Highland Select Equity GP, LLC (“Highland Select LLC”), Highland Global Allocation Funds, a series of Highland Funds II, a Massachusetts statutory trust (the “Global Allocation Fund”), Highland Capital Management Fund Advisors, L.P., a Delaware limited partnership (“Highland Fund Advisors”), Strand Advisors XVI, Inc., a Delaware corporation (“Strand XVI”), Strand Advisors, Inc., a Delaware corporation (“Strand”), NexPoint Credit Strategies Fund, a Delaware statutory trust (the “Credit Fund”), NexPoint Advisors, L.P., a Delaware limited partnership (“NexPoint”), NexPoint Advisors GP, LLC, a Delaware limited liability company (“NexPoint GP”) and James D. Dondero (collectively, the “Reporting Persons”).

This Schedule 13G relates to the voting common stock, par value $0.01 per share (the “Common Stock”), of Loral Space & Communications Inc., a Delaware corporation (the “Issuer”).

This Schedule 13G amends, supplements and replaces in its entirety the Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2014 (the “Schedule 13D”), by the Reporting Persons with respect to the shares of Common Stock of the Issuer.  The Schedule 13D had superseded a Schedule 13G previously filed by Highland Capital, Strand and Mr. Dondero relating to the Common Stock.  The Reporting Persons determined that they do not hold any Common Stock with any purpose, or with the effect of, changing or influencing control of the Issuer or in connection with or as a participant in any transaction having that purpose or effect. In accordance with Rule 13d-1(h), the Reporting Persons accordingly determined to report their beneficial ownership of Common Stock on Schedule 13G.

Item 1(a)	Name of Issuer.
Loral Space & Communications Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices.
888 Seventh Avenue, 40th Floor, New York, New York 10106
Item 2(a)	Name of Person Filing.

(1) Highland Capital Management Services, Inc.
(2) Highland Capital Management, L.P.
(3) Highland Select Equity Master Fund, L.P.
(4) Highland Select Equity Fund GP, L.P.
(5) Highland Select Equity GP, LLC
(6) Highland Global Allocation Funds
(7) Highland Capital Management Fund Advisors, L.P.
(8) Strand Advisors XVI, Inc.
(9) Strand Advisors, Inc.
(10) NexPoint Credit Strategies Fund
(11) NexPoint Advisors, L.P.
(12) NexPoint Advisors GP, LLC
(13) James D. Dondero

Item 2(b)	Address of Principal Business Office, or, if none, Residence.
For all Reporting Persons: 300 Crescent Court, Suite 700 Dallas, Texas 75201
Item 2(c)	Citizenship or Place of Organization.

(1) Highland Capital Management Services, Inc. is a Delaware corporation.
(2) Highland Capital Management, L.P. is a Delaware limited partnership.
(3) Highland Select Equity Master Fund, L.P. is a Bermuda limited partnership,
(4) Highland Select Equity Fund GP, L.P. is a Delaware limited partnership.
(5) Highland Select Equity GP, LLC is a Delaware limited liability company.
(6) Highland Global Allocation Funds is a series of Highland Funds II, a Massachusetts statutory trust.
(7) Highland Capital Management Fund Advisors, L.P. is a Delaware limited partnership.
(8) Strand Advisors XVI, Inc. is a Delaware corporation.
(9) Strand Advisors, Inc. is a Delaware corporation.
(10) NexPoint Credit Strategies Fund is a Delaware statutory trust.
(11) NexPoint Advisors, L.P. is a Delaware limited partnership.
(12) NexPoint Advisors GP, LLC is a Delaware limited liability company.
(13) James D. Dondero is a U.S. citizen.

Item 2(d)	Title of Class of Securities.
Voting common stock, par value $0.01 per share.
Item 2(e)	CUSIP Number.
543881106
Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [   ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) [   ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [   ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) [X]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [X]An investment advisor in accordance with §240.13d-1(b)(1)(ii)(E).
(f) [   ]An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
(g) [X]A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
(h) [   ]A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i) [   ]A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j) [   ]Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership.

(a) – (c)The information required by Item 4(a) through (c) is summarized in the table below.  All shares of Common Stock beneficially owned consist of outstanding shares of Common Stock.

Highland Services beneficially owns the 369,700 shares of Common Stock it holds directly.  Highland Capital may be deemed to beneficially own 686,400 shares of Common Stock that it holds directly and 964,000 shares of Common Stock that it holds indirectly.  Strand, as the general partner of Highland Capital, may be deemed the beneficial owner of the 1,650,900 shares of Common Stock beneficially held by Highland Capital.

The Master Fund is the beneficial owner of 964,500 shares of Common Stock that it holds directly. Highland Select Fund GP, as the general partner to the Master Fund, Highland Select LLC, as the general partner of Highland Select Fund GP, and Highland Capital, as the sole member of Highland Select LLC may be deemed the beneficial owner of the 964,500 shares of Common Stock held by the Master Fund.

The Global Allocation Fund is the beneficial owner of 70,075 shares of Common Stock that it holds directly. Highland Fund Advisors, as the investment advisor to the Global Allocation Fund, and Strand XVI as the general partner of Highland Fund Advisors, may be deemed the beneficial owner of the 70,075 shares of Common Stock held by the Global Allocation Fund.

The Credit Fund is the beneficial owner of 39,684 shares of Common Stock that it holds directly. NexPoint, as the investment advisor to the Credit Fund and NexPoint GP, as the general partner of NexPoint, may be deemed the beneficial owner of the 39,684 shares of Common Stock held by the Credit Fund.

Mr. Dondero, as the President of Highland Services and Strand, as the sole director of Strand XVI, and as the sole member of NexPoint GP, may be deemed to be the beneficial owner of the aggregate 2,130,359 shares of Common Stock held by these entities.

CUSIP No. 543881106	13G	Page 16 of 23 Pages

	(a)	(b)	(c)(i)	(c)(ii)	(c)(iii)	(c)(iv)
			Voting Power		Disposition Power
Reporting Persons	Beneficially Owned	Percent of Class *	Sole	Shared	Sole	Shared
Highland Capital Management Services, Inc.	369,700	1.7%	—	369,700	—	369,700
Highland Capital Management, L.P.	1,650,900	7.7%	—	1,650,900	—	1,650,900
Highland Select Equity Master Fund, L.P.	964,500	4.5%	—	964,500	—	964,500
Highland Select Equity Fund GP, L.P.	964,500	4.5%	—	964,500	—	964,500
Highland Select Equity GP, LLC	964,500	4.5%	—	964,500	—	964,500
Highland Global Allocation Funds	70,075	0.3%	70,075	—	70,075	—
Highland Capital Management Fund Advisors, L.P.	70,075	0.3%	—	70,075	—	70,075
Strand Advisors XVI, Inc.	70,075	0.3%	—	70,075	—	70,075
Strand Advisors, Inc.	1,650,900	7.7%	—	1,650,900	—	1,650,900
NexPoint Credit Strategies Fund	39,684	0.2%	39,684	—	39,684	—
NexPoint Advisors, L.P.	39,684	0.2%	—	39,684	—	39,684
NexPoint Advisors GP, LLC	39,684	0.2%	—	39,684	—	39,684
James D. Dondero	2,130,359	9.9%	—	2,130,359	—	2,130,359

* Based on 21,414,212 shares of Common Stock outstanding as of July 31, 2014 according to the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2014.

Item 5	Ownership of Five Percent or Less of a Class.
Inapplicable.
Item 6	Ownership of More Than Five Percent on Behalf of Another Person.
Inapplicable.
Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.
Inapplicable.
Item 8	Identification and Classification of Members of the Group.
Inapplicable.
Item 9	Notice of Dissolution of Group.
Inapplicable.
Item 10	Certification.

By signing below each of the Reporting Persons certifies that, to the best of such person’s knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 99.1

Joint Filing Agreement, dated October 9, 2014, by and among Highland Services, Highland Capital, the Master Fund, Highland Select Fund GP, Highland Select LLC, the Global Allocation Fund, Highland Fund Advisors, Strand XVI, Strand, the Credit Fund, NexPoint, NexPoint GP, and James D. Dondero.

CUSIP No. 543881106	13G	Page 17 of 23 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 9, 2014

HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

HIGHLAND CAPITAL MANAGEMENT, L.P.
By:	Strand Advisors, Inc., its general partner
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

HIGHLAND SELECT EQUITY MASTER FUND, L.P.
By:	Highland Select Equity Fund GP, L.P., its general partner
By:	Highland Select Equity GP, LLC., its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

CUSIP No. 543881106	13G	Page 18 of 23 Pages

HIGHLAND SELECT EQUITY FUND GP, L.P.
By:	Highland Select Equity GP, LLC., its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

HIGHLAND SELECT EQUITY FUND GP, LLC
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

HIGHLAND FUNDS II, on behalf of HIGHLAND GLOBAL ALLOCATION FUNDS
By:	/s/ Brian Mitts Name: Brian Mitts Title: Treasurer

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.
By:	Strand Advisors XVI, Inc., its general partner
By:	/s/ Brian Mitts Name: Brian Mitts Title: Assistant Secretary

STRAND ADVISORS XVI, INC.
By:	/s/ Brian Mitts Name: Brian Mitts Title: Assistant Secretary

CUSIP No. 543881106	13G	Page 19 of 23 Pages

STRAND ADVISORS, INC.
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

NEXPOINT CREDIT STRATEGIES FUND
By:	/s/ James D. Dondero Name: James D. Dondero Title: Authorized Signatory

NEXPOINT ADVISORS, L.P.
By:	NexPoint Advisors, GP, LLC, its general partner
By:	/s/ Brian Mitts Name: Brian Mitts Title: Secretary

NEXPOINT ADVISORS GP, LLC
By:	/s/ Brian Mitts Name: Brian Mitts Title: Secretary
/s/ James D. Dondero James D. Dondero

CUSIP No. 543881106	13G	Page 20 of 23 Pages

EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the voting common stock, par value $0.01 per share, of Loral Space & Communications Inc., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[Signature Page Follows]

CUSIP No. 543881106	13G	Page 21 of 23 Pages

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 9, 2014.

HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

HIGHLAND CAPITAL MANAGEMENT, L.P.
By:	Strand Advisors, Inc., its general partner
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

HIGHLAND SELECT EQUITY MASTER FUND, L.P.
By:	Highland Select Equity Fund GP, L.P., its general partner
By:	Highland Select Equity GP, LLC., its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

HIGHLAND SELECT EQUITY FUND GP, L.P.
By:	Highland Select Equity GP, LLC., its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

CUSIP No. 543881106	13G	Page 22 of 23 Pages

HIGHLAND SELECT EQUITY FUND GP, LLC
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

HIGHLAND FUNDS II, on behalf of HIGHLAND GLOBAL ALLOCATION FUNDS
By:	/s/ Brian Mitts Name: Brian Mitts Title: Treasurer

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.
By:	Strand Advisors XVI, Inc., its general partner
By:	/s/ Brian Mitts Name: Brian Mitts Title: Assistant Secretary

STRAND ADVISORS XVI, INC.
By:	/s/ Brian Mitts Name: Brian Mitts Title: Assistant Secretary

STRAND ADVISORS, INC.
By:	/s/ James D. Dondero Name: James D. Dondero Title: President

NEXPOINT CREDIT STRATEGIES FUND
By:	/s/ James D. Dondero Name: James D. Dondero Title: Authorized Signatory

CUSIP No. 543881106	13G	Page 23 of 23 Pages

NEXPOINT ADVISORS, L.P.
By:	NexPoint Advisors, GP, LLC, its general partner
By:	/s/ Brian Mitts Name: Brian Mitts Title: Secretary

NEXPOINT ADVISORS GP, LLC
By:	/s/ Brian Mitts Name: Brian Mitts Title: Secretary
/s/ James D. Dondero James D. Dondero